Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Lindblad Expeditions Holdings, Inc. (“Lindblad,” “we” or “our”) had one class of securities, our common stock, par value $0.0001 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our Common Stock is a summary and is subject to, and is qualified in its entirety by reference to the provisions of our Second Amended and Restated Certificate of Incorporation and our Bylaws, copies of which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.2 is a part.

We are authorized to issue 200,000,000 shares of Common Stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of December 31, 2019, 49,626,498 shares of Common Stock were outstanding.

Our stockholders are entitled to one vote for each share of Common Stock held on all matters to be voted on by stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors. Our stockholders have no liquidation, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock.

Under the U.S. laws applicable to the transportation of passengers in the U.S. coastwise trades and the regulations promulgated thereunder (the “Coastwise Laws”) and so long as we operate U.S. flagged vessels in coastwise trade, at least 75% of the outstanding shares of each class or series of our capital stock must be beneficially owned and controlled by U.S. citizens within the meaning of the Coastwise Laws. Certain provisions of our Second Amended and Restated Certificate of Incorporation are intended to facilitate compliance with this requirement.

Under the provisions of our Second Amended and Restated Certificate of Incorporation, any transfer, or attempted transfer, of any shares of capital stock will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of our capital stock in excess of 22% of the outstanding shares of such class or series.

In the event such restrictions voiding transfers would be ineffective for any reason, our Second Amended and Restated Certificate of Incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 22% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who is a U.S. citizen chosen by us and unaffiliated with us or the proposed transferee, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days of receiving notice from us and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust.

These trust transfer provisions also apply to situations where ownership of a class or series of capital stock by non-U.S. citizens in excess of 22% would be exceeded by a change in the status of a record or beneficial owner thereof from a U.S. citizen to a non-U.S. citizen, in which case such person will receive the lesser of the market price of the shares on the date of such status change and the amount received from the sale. In addition, under our Second Amended and Restated Certificate of Incorporation, if the sale or other disposition of shares of Common Stock would result in non-U.S. citizens owning (of record or beneficially) in excess of 22% of the outstanding shares of Common Stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As part of the foregoing trust transfer provisions, the trustee will be deemed to have offered the excess shares in the trust to us at a price per share equal to the lesser of  (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares, as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust.

As a result of the above trust transfer provisions, a proposed transferee that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess shares may not receive any return on its investment in shares it purportedly purchases or owns, as the case may be, and it may sustain a loss.

To the extent that the above trust transfer provisions would be ineffective for any reason, our Second Amended and Restated Certificate of Incorporation provides that, if the percentage of the shares of any class or series of capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of 22% for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by us in accordance with guidelines that are set forth in our Second Amended and Restated Certificate of Incorporation), by non-U.S. citizens, or owned (of record or beneficially) by non-U.S. citizens as a result of a change in citizenship status, in excess of such permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our Second Amended and Restated Certificate of Incorporation. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us.

In order to assist our compliance with the Coastwise Laws, our Second Amended and Restated Certificate of Incorporation permits us to require that any record or beneficial owner of any shares of our capital stock provide us with certain documentation concerning such owner’s citizenship. These provisions include a requirement that every person acquiring, directly or indirectly, five percent (5%) or more of the shares of any class or series of our capital stock must provide us with specified citizenship documentation. In the event that any person does not submit such requested or required documentation to us, our Second Amended and Restated Certificate of Incorporation provides us with certain remedies, including the suspension of the voting rights of the person’s shares owned by persons unable or unwilling to submit such documentation and the payment of dividends and distributions with respect to those shares into a segregated account.